CEO EMPLOYMENT AGREEMENT

This CEO Employment Agreement (the “Agreement”), dated April 30, 2013, is between BBCN Bank (the “Company”) and Soobong Min, an individual residing at La Canada, California (“Executive”).

It is the intent of the Company to comply with all laws and regulations, now in effect or which are passed during the term of this agreement. Each party agrees that any modification required by any law or regulation is agreed to at execution.

1.	POSITION AND RESPONSIBILITIES

a.Position. Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer. Executive shall report to the Board of Directors of the Company and the President and CEO of BBCN Bancorp, Inc. Executive shall perform such duties and responsibilities as are normally assigned to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Board of Directors. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will be based out of the Company’s main office, currently located in Los Angeles, and acknowledges that travel to other locations will be necessary. Executive shall devote his entire working time, energy and attention, to the best of Executive’s abilities and using Executive’s best efforts, to the business and affairs of the Company and its affiliates.

b.	Other Activities. Except upon the prior written consent of the
Company, Executive shall not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

c.	No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations with respect to proprietary or confidential information of any other person or entity.

d.	Regulatory Approvals. This Agreement shall be subject to the receipt of all necessary regulatory approvals, waivers or consents (if applicable), including, but not limited to, the receipt of all necessary approvals, waivers or consents of BBCN Bank’s regulators (if applicable), as well as the satisfactory completion of all necessary background checks.

2.	COMPENSATION AND BENEFITS

a.	Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred and Eighty Five Thousand Dollars ($385,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary for the second year of the Term will be reviewed and may be adjusted in the sole discretion of the Company, as directed by the Board of Directors of the Company.

b.    Equity. The Executive shall receive 16,000 performance units, vesting equally over two (2) years (1/2 annually on each anniversary of the grant date). Executive’s entitlement to any performance units which have been, or may in the future be approved are conditioned upon Executive’s signing of the Performance Unit Agreement and is subject to its terms and the terms of the Equity Plan under which the performance units are granted, including vesting requirements. The performance requirement shall include at a minimum a “meets expectations” on the annual employee evaluation.

c.    Bonus. Executive shall be considered for an annual cash bonus within the complete discretion of the Board of Directors.

d. Benefits. Executive will be eligible to participate in any life insurance benefits as well as vacation, sick leave, medical, dental, vision, disability, 401K, ESOP, and other employee benefits plans of Company normally provided to other executive officers of Company.

e.Car Allowance. Company shall provide Executive with a car allowance of $1,450 a month.

f.Expenses. The Company shall reimburse Executive for reasonable Company business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s CEO Bonus and Expense Reimbursement Policy.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.    Term. The Term of this Agreement shall be two (2) years (“Term”) and shall commence on May 1, 2013. If the Agreement is not extended in writing beyond the Term of two years, and the Executive continues as CEO, he will be subject solely to the policies and procedures of the Company.

b.    At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, with or without cause, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.

Upon and after such termination, all obligations of the Company under this Agreement shall cease except for those obligations required by this Agreement.

c.	Severance. Except in situations where the employment of Executive is terminated for Cause, By Death, By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive during the Term, Executive will be eligible to receive the lesser of (1) an amount equal to twelve (12) months of the then-current Base Salary of the Executive payable in the form of salary continuation (i.e. in the first year of the Agreement the combined severance amount would be $385,000), less applicable state and federal withholdings, or (2) the then-current Base Salary of Executive payable in the form of salary continuation, less applicable state and federal withholdings for the remainder of the Term.

Such Severance shall be reduced by any remuneration paid to Executive from any source because of Executive’s employment or independent consulting work during the severance period, and Executive shall promptly report all such remuneration to the Company in writing. Executive’s eligibility for severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability or if Executive’s terminates his own employment (in accordance with Section 5 below).

d.    Delay of Payment. Nothwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then with regard to any payment of the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation of service (as such term is defined under Code Section 409A) or (ii) the date of Executive’s death (collectively, the “Delay Period”). Upon expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive immediately in a lump sum less applicable withholding, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

4.	OTHER TERMINATIONS BY COMPANY

a.	Termination for Cause. For purpose of this Agreement, “For Cause” shall mean: (i) Executive is convicted of a felony or commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company,; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice, except as provided above. The Company shall pay to Executive (i) any Base Salary to which Executive is entitled up through the date of termination, and (ii) accrued but unused vacation pay to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

b.	By Death. Executive’s employment shall terminate automatically upon
Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, (i) any Base Salary to which Executive is entitled up through the date of Death; (ii) accrued but unused vacation pay then due and owing. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any accrued entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.	By Disability. If Executive becomes eligible for the Company’s long-term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than sixty (60) consecutive days or more than ninety (90) days in any twelve-month period then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive (i) any Base Salary to which Executive is entitled up through the date of termination, and (ii) accrued but unused vacation pay, to which Executive is entitled up through the date or termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

5.	TERMINATION BY EXECUTIVE

At-Will/ Voluntary Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, i.e. at will, upon six (6) weeks’ advance written notice to the Board. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive the Base Salary to which Executive is entitled up through the last day of the six week notice period. Thereafter all obligations of the Company shall cease. Executive shall not be entitled to any separation or severance pay if Executive terminates his employment with the Company.

6.	TERMINATION OBLIGATIONS

a.    Return of Property. Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, emails and Board and Committee materials and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment for any reason.

b.	Cooperation by Executive. Upon termination of Executive’s
employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

7.	PROPRIETARY INFORMATION ; PROHIBITION ON THIRD PARTY INFORMATION

a.    Proprietary Information and Confidentiality. As a condition of Executive’s employment, Executive will hold all Company’s confidential and proprietary information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any proprietary or confidential information, except as is necessary to carry out his assigned responsibilities as a Company employee. “Confidential” and “Proprietary” Information shall have the meaning described in the Company’s Code of Ethics and Business Conduct, and shall include, but are not limited to, all information related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Such information includes promotional methods, marketing plans, lists of customer names and information or personnel lists of suppliers, business plans, business opportunities, or financial statements.

b.	Non-Solicitation. Executive acknowledges that, because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the Term of Executive’s employment and for eighteen months thereafter, in addition to Executive’s other obligations hereunder, Executive shall not, for Executive or any third party, directly or indirectly use the Company’s Confidential or Proprietary Information to (a) divert or attempt to divert from the Company any business of any kind, including, without limitation, the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the Company to terminate his or her employment with Company and/or to follow Executive to a new Company. If Executive fails in his obligations to the Company under this provision, Executive shall be liable for money damages and may be subject to a cease and desist order, as well as any other remedies available to the Company under applicable law.

c.	Non-Disclosure of Third Party Information. Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time including, but not limited to any proprietary information or trade secrets of any former employer, if any. Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

8.	RECOUPMENT POLICY

Executive hereby understands and agrees that the Executive is subject to the Company’s recoupment policy. Under the current policy applicable to the Company’s senior executives, subject to the discretion and approval of the Board, the Company may, to the extent permitted by governing law, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to the Executive where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) the Board determines that the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the Executive based upon the restated financial results. In each instance, the Company shall seek to recover the Executive’s entire annual bonus payment and gain from such incentive or stock-based compensation received by the Executive within the relevant period, plus a reasonable rate of interest.

9.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Arbitration Agreement and which shall supersede any previous Arbitration Agreement, which is attached as Exhibit B.

10.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Board of Directors. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.	ASSIGNMENT; BINDING EFFECT

a.    Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.    Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties, the affiliates, officers, directors, agents, successors and assigns of the Company, and the heirs, devisees, spouses, legal representatives and successors of Executive.

12.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) two business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of a change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:	Executive’s Notice Address:

BBCN Bank	Soobong Min
3731 Wilshire Blvd., Suite 1000	5326 Godbey Drive
Los Angeles, CA 90010	La Canada, CA 91011
Attn: Legal Department

13.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14.	TAXES

All Amounts paid under this Agreement (including without limitation Base Salary, Bonus and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.	COMPLIANCE WITH SAFETY AND SOUNDNESS STANDARDS

Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive to the Executive be in excess of that considered by the Federal Deposit Insurance Corporation, Federal Reserve Board, or the California Commissioner of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

17.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

18.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement described in Sections 2.f., 6, 7, 10, 13, and Exhibit B hereto, shall survive the termination of employment and the termination of this Agreement.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

20.	AUTHORITY

Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

21.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements of agreements, except for agreements specifically referenced herein (including the Arbitration Agreement attached as Exhibit B and the Equity Incentive Plan). This Agreement cannot be changed, modified or extended except by a writing signed by both parties hereto. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

22.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

BBCN Bank

By:	/s/ Kevin S. Kim
Kevin S. Kim

Title:	Chairman, BBCN Bank

Date:	April 30, 2013

EXECUTIVE

By:	/s/ Soobong Min
Soobong Min

Date:	April 30, 2013